Exhibit 99.2

Sunoco Logistics Partners L.P.

First Quarter 2003 Earnings Conference Call
April 24, 2003

Forward-Looking Statements

     You should review this slide presentation in conjunction with the first quarter 2003 earnings conference call for Sunoco Logistics Partners L.P., held on April 24, 2003 at 10:00 a.m. [EDT]. You may listen to the audio portion of the conference call on this website. An audio recording also will be available after the call’s completion by dialing 1-888-433-2212.

     During the call, those statements we make that are not historical facts are forward-looking statements. We believe the assumptions underlying these statements are reasonable, but caution you that such forward-looking statements involve risks that may affect our business prospects and performance, causing actual results to differ from those discussed during the conference call. Such risks include, among other things: general business and economic conditions; increased competition; changes in demand for crude oil and refined products that we store and distribute; loss of a major customer; changes in our tariff rates, implemented by federal and/or state regulators; changes in throughput of third-party pipelines that connect to our refined product pipelines and terminals; changes in the condition of debt and equity capital markets in the United States; the amount of our indebtedness and restrictive covenants in our or Sunoco, Inc.’s credit agreements; our ability to control costs and manage growth; the effects of changes in accounting principles; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; and political and economic conditions, including the impact of potential terrorist acts and international hostilities.

     These and other applicable risks and uncertainties are described more fully in our December 31, 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events.

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Q1 2003 Milestones

  First quarter net income of $17.8 million or $0.77 per fully diluted Limited Partner unit, as compared to $12.5 million in prior year, a 42% increase
  Full quarter’s contribution from interests in four pipeline acquisitions closed in fourth quarter 2002
  Declaration of first quarter distribution of $0.4875 per unit, payable May 15 to unitholders of record May 1
  Significant increased liquidity due to an increase in Credit Facility from $150 million to $250 million, and filing of $500 million Universal Shelf

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Q1 2003 Financial Highlights

($ in millions, unaudited)

	Three Months Ended March 31,

	2003	2002

Sales and other operating revenue	$716.0	$344.4
Other income	3.6	1.8

Total Revenues	719.6	346.2

Cost of products sold and operating expenses	679.0	313.1
Depreciation and amortization	6.5	6.3
Selling, general and administrative expenses	11.7	9.7

Total costs and expenses	697.2	329.1

Operating income	22.4	17.1
Net interest expense	4.6	3.0

Income before income tax expense	17.8	14.1
Income tax expense	–	1.6

Net Income	$17.8	$12.5

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Q1 2003 Financial Highlights

($ in million, except unit and per unit amounts, unaudited)
	Three Months Ended March 31,

	2003	2002

Net Income	$17.8	$12.5
Allocation of 2002 Net Income:
Portion applicable to January 1 through February 7, 2002 (period prior to initial public offering)		$3.4
Portion applicable to February 8 through March 31, 2002		9.1

Net Income		$12.5

Calculation of Limited Partners’ interest:
Net Income	$17.8	$9.1
Less: General Partner’s interest	0.3	0.2

Limited Partners’ interest in Net Income	$17.5	$8.9

Net Income per Limited Partner unit (2002 is for the period from February 8 through March 31, 2002):
Basic	$0.77	$0.39

Diluted	$0.77	$0.39

Weighted average Limited Partners’ units outstanding:
Basic	22,771,793	22,767,278

Diluted	22,856,902	22,767,278

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Eastern Pipeline System

($ in millions, unless otherwise noted, unaudited)
	Three Months Ended March 31,

	2003	2002

Financial Highlights
Sales and other operating revenues	$23.5	$22.8
Other income	2.7	1.7

Total Revenues	26.2	24.5

Operating expenses	9.4	11.4
Depreciation and amortization	2.5	2.6
Selling, general and administrative expenses	4.6	4.0

Operating income	$9.7	$6.5

Operating Highlights
Total shipments (mm barrel miles per day)	54.8	54.6
Revenue per barrel mile (cents)	0.476	0.463

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Terminal Facilities

($ in millions, unless otherwise noted, unaudited)
	Three Months Ended March 31,

	2003	2002

Financial Highlights
Total Revenues	$22.1	$21.1

Operating expenses	8.9	7.5
Depreciation and amortization	2.7	2.4
Selling, general and administrative expenses	3.1	2.6

Operating income	$7.4	$8.6

Operating Highlights
Terminal throughput (000’s bpd)
Nederland terminal	392.6	416.0
Other terminals (1)	765.4	743.9

(1) Consists of the refined products terminals, the Fort Mifflin Terminal Complex, and the Marcus Hook Tank Farm.

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Western Pipeline System

($ in millions, unless otherwise noted, unaudited)
	Three Months Ended March 31,

	2003	2002

Financial Highlights
Sales and other operating revenues	$670.4	$300.5
Other income	1.0	0.0

Total Revenues	671.4	300.5

Cost of products sold and operating expenses	660.8	294.1
Depreciation and amortization	1.3	1.3
Selling, general and administrative expenses	4.0	3.1

Operating income	$5.3	$2.0

Operating Highlights
Crude oil pipeline throughput (000’s bpd)	310.6	277.5
Crude oil purchases at wellhead (000’s bpd)	199.7	190.9
Gross margin per barrel of pipeline throughput (cents)(1)	30.1	20.5

(1) Represents total sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

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